Exhibit 95

Mine Safety Disclosures

Our mines are operated subject to the regulation of the Federal Mine Safety and Health Administration (“MSHA”), under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law, and amended in December 2011. When MSHA believes a violation of the Mine Act has occurred, it may issue a citation for such violation, including a civil penalty or fine, and the mine operator must abate the alleged violation.

As required by the reporting requirements of the Dodd-Frank Act, as amended, the table below presents the following information for the year ended December 31, 2023.

									Received
								Received	Notice of
							Total	Notice of	Potential	Legal
			Section			Total Dollar	Number	Pattern of	to have	Actions	Legal	Legal
			104(d)			Value of	Of	Violations	Patterns	Pending	Actions	Actions
	Section	Section	Citations	Section	Section	MSHA	Mining	Under	Under	as of Last	Initiated	Resolved
	104 S&S	104(b)	and	110(b)(2)	107(a)	Assessments	Related	Section	Section	Day of	During	During
Mine	Citations	Orders	Orders	Violations	Orders	Proposed	Fatalities	104(e)	104(e)	Period	Period	Period
Greens Creek	3	0	0	—	—	$20,586	—	no	no	0	0	0
Lucky Friday	0	0	0	—	—	$3,488	—	no	no	3	2	1
Troy	0	0	0	—	—	$0	—	no	no	0	0	0
Fire Creek	1	0	0	---	---	$143	---	no	no	0	0	0
Hollister	0	0	0	--	--	$0	---	no	no	0	0	0
Midas	0	0	0	---	---	$0	---	no	no	0	0	0
Aurora	0	0	0	---	---	$0	---	no	no	0	0	0